UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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Form 8-K
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CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
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Date of Report (Date of Earliest Event Reported):  August 17, 2010
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HANCOCK FABRICS, INC.
 (Exact name of registrant as specified in its charter)

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Delaware	1-9482	64-0740905
(State of or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer I.D. No.)

One Fashion Way Baldwyn, Mississippi		38824
(Address of principal executive offices)		(Zip Code)

(662) 365-6000
Registrant's telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On August 17, 2010, the United States Bankruptcy Court for the District of Delaware (the “Court”) closed all of the cases (collectively, the “Bankruptcy Cases”) filed under Chapter 11 of the United States Bankruptcy Code (“Chapter 11”) against Hancock Fabrics, Inc. (the “Company”) and its affiliated debtors.  The Company and its affiliated debtors previously filed voluntary petitions for reorganization under Chapter 11 on March 21, 2007.  Subsequently, on June 10, 2008, the Company filed a joint plan of reorganization (the “Plan”), which was confirmed by the Court on July 22, 2008, allowing the Company to emerge from bankruptcy protection on August 1, 2008 pursuant to the Plan.  As of the effective date of the Plan, in general and except as otherwise provided under the Plan, the Company was discharged and released from all claims and interests in accordance with the Plan.  The Plan provided for payment in full in cash plus interest, as applicable, or reinstatement of allowed administrative, secured, priority, and general unsecured claims in addition to the retention of ownership by holders of equity interest in the Company.  Therefore, there were no impaired classes of creditors or stockholders.

By its order dated August 17, 2010, the Court issued a final decree closing the Bankruptcy Cases.  As a result, the Company is no longer required to file quarterly trustee reports and has no further obligations to pay fees associated with the Bankruptcy Cases.  A single unresolved claim remains outstanding, and the Company is required to post a letter of credit in the amount of $752,000 as security for that claim.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HANCOCK FABRICS, INC.

By:	/s/ Robert W. Driskell
Robert W. Driskell
Executive Vice President and Chief Financial Officer
(Principal Financial and Accounting Officer)

Date:  August 20, 2010